Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

June 1, 2021

Inspired Entertainment, Inc.

Suite 415, 22nd Floor

250 West 57th Street

New York, New York 10107

Re:	Sale of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Inspired Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the sale of up to 6,217,628 shares of its common stock, par value $0.0001 per share (the “Common Stock”), which includes (i) 5,406,633 shares of Common Stock (the “Firm Shares”) to be sold by The Landgame Trust (Evan Davis, Trustee) (the “Selling Stockholder”) and (ii) up to 810,995 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”) that may be sold by the Selling Stockholder upon exercise of an over-allotment option granted to the Underwriters (as defined below) pursuant to the underwriting agreement dated May 25, 2021 (the “Underwriting Agreement”), among the Company, Landgame S.à r.l. (“Landgame”), the Selling Stokholder and the underwriters named in Schedule II to the Underwriting Agreement (collectively, the “Underwriters”). The Shares are being offered and sold pursuant to the Registration Statements (including all amendments thereto) on Form S-3 (File Nos. 333-256175 and 333-217215) (the “Registration Statements”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated May 24, 2021 (the “Base Prospectus”) and the prospectus supplement dated May 26, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

We have examined and relied upon the Registration Statements, the Prospectus, the Underwriting Agreement, the Company’s certificate of incorporation and the resolutions adopted by the board of directors of the Company relating to the Registration Statements and the issuance of the Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, (a) certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company, Landgame and the Selling Stockholder, and (b) the representations and warranties in the Underwriting Agreement.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Inspired Entertainment, Inc.

June 1, 2021

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an Exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof and its incorporation by reference into the Registration Statements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP
Sidley Austin LLP